Exhibit 10.31

CONFIDENTIAL

October 5, 2006

Donald T. Heroman
[Residential Address]

Re: Retirement Agreement and General Release of Claims

Dear  Don:

This letter (the “Agreement”) will confirm the arrangements we have discussed concerning your retirement from Equifax Inc. (the “Company”).

End of Employment. You hereby resign your employment with the Company effective as of June 1, 2007 (your “Retirement Date”), which will be your last day of  employment with the Company. As of your Retirement Date, your duties and responsibilities for the Company will end, and you will no longer be authorized to transact business or incur any expenses, obligations or liabilities on behalf of the Company or any of its affiliated entities.

Resignation. You also hereby resign as Chief Financial Officer of the Company effective as of close of business on the date hereof and you acknowledge that the Company has accepted your resignation. If requested by the Company, you will execute additional documents evidencing your resignation from all positions you hold for the Company and all affiliated entities of the Company (collectively, “Equifax”) effective as of the date of this letter.

Employment. You acknowledge that you have been employed at the will of the Company. Between the Effective Date of this Agreement and the Retirement Date, the Company shall provide you with the salary and benefits payable at the same levels and in the same manner as are currently in effect. You agree that between the date when you are first given this Agreement for your consideration and the Retirement Date, you will use all vacation time to which you would have been entitled through the Retirement Date under the Company’s policies. After the Retirement Date, you shall only be entitled to the consideration provided under this Agreement and all vested rights under the Company’s benefit plans and programs. You have executed and delivered to the Company concurrently with the execution and delivery of this Agreement an Employee Confidentiality, Non-Solicitation and Assignment Agreement in the Company’s current standard form (the “Confidentiality Agreement”). You acknowledge and agree that you will be bound by the terms and conditions of the Confidentiality Agreement hereafter in accordance with its terms, except that the provisions of the “Non-Solicitation of Employees” paragraph below shall apply in lieu of and shall supersede Section 2 of the Confidentiality Agreement. You further acknowledge and agree that the execution and delivery of the Confidentiality Agreement and this Agreement and acceptance thereof by the Company shall not constitute a waiver of any existing breaches or defaults by you of any other confidentiality or employee assignment agreement previously entered into by you in favor of Equifax.

Post-Retirement Benefits. In consideration of your agreements and covenants under this Agreement, commencing after the Retirement Date, the Company will pay and provide you with the following benefits:

(i) Salary Continuation. You will receive salary at the rate of your current base salary until the Retirement Date, less payroll deductions required by law and other deductions authorized by you. On the Retirement Date, you will receive a lump sum payment of twenty (20) weeks additional base salary, less applicable deductions. For purposes of this Agreement, your “current base salary” is $416,162.00 per annum.

(ii) Annual Incentive Payment. You shall be paid in 2007 any annual incentive payment in accordance with the terms of the Equifax Inc. Key Management Incentive Plan for 2006. Any such incentive shall be based upon individual and business performance and your salary through December 31, 2006. The amount of and payment date of any such incentive payment shall be determined in the manner applicable under such Plan.

(iii) Health and Life Insurance. Your health and life insurance benefits shall be terminated as of the Retirement Date. However, you are eligible to continue your medical benefits, at your election, under the terms available to other retirees through the Company’s retiree medical plan. With respect to your dental coverage, you may elect to continue this coverage at your expense in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that you make a timely election of COBRA coverage and complete the necessary forms for such coverage. In addition, the $3 million of life insurance coverage provided to you by the Company under its Executive Life & Supplemental Retirement Benefit Plan will continue to be available to you as a retiree pursuant to the terms of the plan and to the extent such benefits are available to other similarly situated retired participants.

(iv) Financial Planning and Tax Counseling Services. The Company will continue to provide you with financial planning and tax counseling services through December 31, 2007. The maximum amount the Company shall be obligated to spend to provide services to you under this paragraph shall be $15,000 in 2006 (including any amounts spent in 2006 prior to the Retirement Date) and $12,500 in 2007. The cost of such services shall be billed to, and paid directly by, the Company and you shall be “grossed up” for taxes on such amounts consistent with other executives receiving this benefit.

(v) Stock Awards. Your rights and obligations with respect to all stock option grants and restricted stock awards you have received from the Company shall be governed by the terms of the plans, agreements and instruments pursuant to which such grants were made. For purposes of each of your stock option agreements (both incentive and non-qualified), your retirement shall be treated as a termination of employment resulting from your retirement (governed by Section 2(e)(ii) of such agreements). Without limiting the generality of the foregoing, any stock options unvested on the Retirement Date shall continue to vest under the original vesting terms.

For purposes of each of your deferred share award (“restricted stock unit”) agreements (with the single exception of your deferred share award agreement dated December 20, 2004), your retirement shall be treated as a termination of employment resulting from your retirement governed by Section 3(b) of such agreements. Without limiting the generality of the foregoing, any restricted stock units unvested on the Retirement Date shall vest on such date. With respect to your deferred share award dated December 20, 2004, your retirement shall be treated as a “Good Reason” termination under Section 3(c) and, pursuant to such provision, shall become fully vested on your Retirement Date. Distribution of deferred shares upon vesting shall be subject to the terms of any irrevocable elections in place under the Equifax Inc. Director and Executive Stock Deferral Plan. Any shares so deferred shall then be subject to the form and timing of distributions elected under such plan. The Company will make reasonable efforts to ensure that share certificates for shares that are immediately distributable are available to you on the Retirement Date.

(vi) Supplemental Retirement Plan. Your rights will be determined under the Supplemental Retirement Plan for Executives of Equifax Inc. (“SERP”) based on your eligibility for Early Retirement as of the Retirement Date. The Company shall credit you with five (5) years of Senior Executive Officer Service for purposes of determining benefits thereunder, subject to the terms of the SERP.  Such service will have been earned under the terms of the SERP on the Retirement Date and reflects no supplemental service credit under this Agreement.  For further certainty, it is acknowledged and agreed that the lump sum salary continuation payment to be made under subparagraph (i) of this Post-Retirement Benefits paragraph shall not be treated as compensation for purposes of the SERP or any other retirement plan.

You acknowledge that some of the payments and benefits described in subparagraphs (i) through (vi) above are consideration in addition to those that are required to be provided upon your resignation and retirement by the Company’s policies, agreements, plans (including benefit plans and programs) and procedures (the “Additional Benefits”), and such Additional Benefits are given to you in exchange for your executing this Agreement and abiding by its terms. You further acknowledge that some or all of the payments and benefits described above are not required by the Company’s policies, plans and procedures following your resignation and retirement, and constitute value to which you would not be entitled, unless you executed a release such as that contained in this Agreement. The payments and benefits provided to you under this Agreement shall be provided in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (“Section 409A”). No such payment or benefit will be provided in a manner which will violate Section 409A.

You will not be eligible to be an active participant in any Company (or affiliated company) benefit plan, including, without limitation, any retirement plan, stock option or stock grant plan or severance policy or plan, or to receive any other employment benefits, compensation or severance, after your Retirement Date, other than as specifically set forth above; provided, however, nothing in this Agreement shall be interpreted to cause the forfeiture by you of any vested rights under the Company’s benefit plans and programs, and none of such vested rights shall be considered Additional Benefits. It is understood and agreed that, except as specifically set forth above, you remain entitled to any retirement or health and welfare benefits that vested on or before your Retirement Date. Other than as set forth in this Agreement, no further amounts shall be due or owed to you from or on behalf of Equifax for or in any way relating to or connected with your employment with the Company.

Post-Retirement Indemnity. The Company agrees to defend and indemnify you to the same extent and in the same manner it accords such defense and/or indemnification to other officers of the Company, in accordance with applicable law, by-laws or insurance policies. Unless required by law or by-laws and/or within the provided coverage of any applicable insurance policy, this paragraph does not include defense or indemnity for any act or omission on your part outside the course and scope of your employment, or in excess of your actual authority without Company authorization, or involving any fraud or misrepresentation, or any intentional or grossly negligent violation of local, state or federal statutory or common law or of any rights of others.

Departure Announcement. The Company retains the right to determine the content of any press release concerning your retirement that it may issue following your execution of this Agreement. The Company shall permit you to review the content of any press release concerning your retirement before it is published, but you acknowledge that you do not have any right to make changes to any such press release and that the Company may publish any such press release without obtaining your approval of the content of the press release. You agree that, except with the prior written consent of the Company, you will not make any public announcement or communicate, directly or indirectly, with the public or any press or media representative regarding the circumstances of your retirement from the Company.

Nondisparagement. You understand that your entitlement to the Additional Benefits agreed to above is conditioned on your compliance with the terms of this Agreement. You agree not to make any oral or written statement or take any other action which disparages or criticizes Equifax’s management, products, services or practices (including its business plans and strategies), damages Equifax’s good reputation or impairs its normal operations. The Company agrees that it shall cause its directors and the officers elected by the Board of Directors not to make any oral or written statement or take any other action which disparages or criticizes your work performance, professional competence or your good reputation. Truthful testimony compelled by legal process or in the context of enforcing the terms of this Agreement or other rights, powers, privileges or claims not released by this Agreement shall not be considered a violation of this provision by either party.

Noncompetition. You agree that you will not, commencing on the Effective Date of this Agreement and continuing through the date that is twelve (12) months after the Retirement Date, within the Territory (as defined in the attached Exhibit A), directly or indirectly, provide any Services to or for the benefit of any individual, business, corporation or other entity or organization that provides any of the following products or services to or for customers: consumer credit reporting services and products; commercial credit reporting services and products; credit and direct marketing services and products (defined as information products and databases which enable customers to identify and target an audience for marketing or customer relationship management purposes);  data based fraud protection services, employment screening services, airport passenger security services, and identity authentication services (collectively, the “Company’s Products and Services”). As used herein, “Services” means participating in, and managing and supervising others in, marketing, sales, customer service, supplier relations, administration, personnel, formulation and implementation of budgets and strategic, financial and operational plans, and the delivery of products and services to customers.

Non-Solicitation of Customers. You agree that, commencing on the Effective Date of this Agreement and continuing for a period of twelve (12) months following the Retirement Date, you will not, directly or indirectly, solicit, or assist others in soliciting, any business from any of Equifax’s customers with which you had material contact (i.e., dealt with, supervised dealings with or obtained confidential information concerning) on Equifax’s behalf during the two-year period preceding the Retirement Date, for purposes of providing products or services that are identical to or reasonably substitutable for the Company’s Products and Services.

Non-Solicitation of Employees. You agree that you will not at any time during the period commencing on the Effective Date of this Agreement and continuing for a period of twelve (12) months after the Retirement Date, directly or indirectly, whether alone or with any other person or entity as a partner, officer, director, employee, agent, shareholder, consultant, sales representative or otherwise, solicit for employment or assist in the solicitation for employment of any Equifax employee with whom you had regular contact in the course of your employment or any Equifax employee at any facility where you performed services for Equifax within the Territory defined in Exhibit A.

Acknowledgements regarding Restrictive Covenants. You acknowledge that you have been in a senior position of trust and responsibility for Equifax and have been provided access to a substantial amount of confidential and proprietary information of Equifax, as well as to important customers and valuable employees of Equifax, that the covenants in the “Nondisparagement”, “Noncompetition”, “Non-Solicitation of Customers” and “Non-Solicitation of Employees” paragraphs of this Agreement are reasonable in light of the substantial rights and benefits you will receive under this Agreement and the serious harm to Equifax that could result if you engaged in the conduct prohibited by such paragraphs, and that you are capable of obtaining gainful, lucrative and desirable employment following the Retirement Date that does not violate the restrictions of this Agreement.

Confidentiality. You warrant that you have not communicated with or disclosed, and agree that you will not communicate with or disclose to anyone, including, but not limited to, any communications media or financial analyst, or any officer, employee, supplier, customer or competitor of Equifax, or any other person, except for your communications with the Company’s Chief Executive Officer and General Counsel, the fact of your retirement from Equifax, or the circumstances surrounding that retirement, other than to confirm that you have resigned to pursue other interests. The foregoing does not apply to communications authorized by the Company, and will not prevent you from having discussions, on a confidential basis, regarding your retirement with your legal, tax or financial advisers, provided that they agree to be bound by the confidentiality obligations of this paragraph. Furthermore, except to the extent the Company has publicly disclosed the specific terms, amount and fact of this Agreement, you agree that, except for the restrictive covenants of this Agreement which you are free to disclose to prospective employers, you will keep the terms, amount and fact of this Agreement completely confidential, and that, except as required by law or authorized in writing by the Company, you will not hereafter disclose any information concerning the fact of or provisions of this Agreement to anyone other than your immediate family and legal, tax or financial advisors, all of whom will be informed by you of, and be bound by, this confidentiality provision. As used in this Agreement, “authorized by the Company” or words of similar effect shall mean the authorization of the Chief Executive Officer or General Counsel of the Company.

Post-Retirement Cooperation. You agree to cooperate fully with and devote your reasonable best efforts to providing assistance reasonably requested by Equifax. Such assistance shall not require you to be active after the Retirement Date in Equifax’s day-to-day activities and you shall be reimbursed, upon providing appropriate documentation, for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Without limiting the generality of the foregoing, you agree to provide reasonable assistance to the management of Equifax in connection with the transition of your previous duties and responsibilities and to assist Equifax, including after the completion of all salary continuation payments payable hereunder, in the defense of any pending or subsequently filed lawsuit, arbitration or administrative proceeding (collectively, “Suits”) against Equifax and/or any of its officers, directors, employees or agents by providing truthful testimony or other requested lawful forms of assistance; in the analysis, preparation and prosecution by Equifax of any Suit against any individual, company or other person, including by providing truthful testimony in connection with any such Suit; and in connection with any other dispute or claim arising out of any matter for which you were responsible during your employment or about which you have knowledge. The Company agrees that its requests for assistance will not unreasonably interfere with the requirements of your subsequent employment or other personal and professional obligations.

Access to Property. On and after your Retirement Date, you will not have access to Equifax’s executive offices or any of its other facilities or systems except as requested or authorized by Equifax.

Return of Property. Except for items (if any) you are permitted to retain by an express provision of this Agreement, you agree that you will return to Equifax on or before the Retirement Date any and all Equifax property in your possession or control, including, but not limited to, all keys, credit cards, security passes, computers and other tangible items or equipment provided to you by Equifax for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings or papers, and all copies thereof, relating to the business or affairs of Equifax.

Covenant Not to Sue and Release. You represent that you have not, and agree, to the maximum extent permitted by applicable law, that you will not, file any claims, complaints, charges or lawsuits against the Company (including any of the Company’s present and former divisions, subsidiaries and other affiliated entities, predecessors, successors and assigns), its benefit plans and programs, or any of their respective present or former agents, directors, officers, trustees, employees, consultants, owners, representatives or attorneys (hereinafter collectively referred to as the “Releasees”), about anything which has occurred up to and including the date you execute this Agreement, except such claims, complaints, charges or lawsuits seeking vested rights under the Company’s benefit plans and programs, including benefits under pension and retirement plans that are vested under the terms thereof, or any rights or benefits expressly created or preserved by this Agreement. In addition, except for any vested rights under the Company’s benefit plans and programs, including benefits under pension and retirement plans that are vested under the terms thereof, and any rights or benefits expressly created or preserved by this Agreement (which are not released or modified by this Agreement), and in further consideration of the benefits we have agreed to provide you, you do hereby release and discharge each and all of the Releasees from any and all claims, liabilities, agreements, damages, losses or expenses

(including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (hereinafter “Claim or “Claims”), which you have, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort, contract or by statute) resulting or arising from anything that has occurred prior to the date you execute this Agreement. You understand and agree that you will not hereafter be entitled to pursue any Claims arising out of any violation of your rights while employed by the Company against any of the Releasees in any state or federal court or before any state or federal agency for back pay, severance pay, liquidated damages, compensatory damages, or any other losses or other damages to you or your property resulting or arising from any claimed violation of state or federal law, including, for example, Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans With Disabilities Act, the Employee Retirement Income Security Act, and Claims under any other federal or state statute or common law. This Agreement does not, however, waive rights or claims that may arise after the date you sign it below.

For the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date you execute this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. The undertakings and benefits of this covenant not to sue and release shall survive and not be extinguished by either party’s breach of the other provisions of this Agreement.

This Agreement does not prohibit you from enforcing the terms of this Agreement. Furthermore, this Agreement does not prohibit you from attempting to challenge the legal sufficiency of your release of Age Discrimination in Employment Act claims or filing an administrative charge of age discrimination with the Equal Employment Opportunity Commission. However, this Agreement does release any Claim that you have or might have for monetary relief or any other remedy to you personally, that arises out of any proceeding before a government agency or court that relates to any Claim released herein. If any agency or court takes jurisdiction over any matter in which you have or may have any personal interest, you agree to inform that agency or court that this Agreement is a full and final settlement by you of all Claims released under this Agreement.

Withholding Taxes. All payments and deliveries to you hereunder will be subject to withholding of taxes and other amounts as required by law.

Consequences of Breach. You agree that you will indemnify and hold the Releasees harmless from any loss, cost, damage or expense (including attorneys’ fees) incurred by them arising out of your breach of any portion of this Agreement, excluding any breach of the obligations set forth in the Post-Retirement Cooperation section of this Agreement. You also understand that your entitlement to and retention of the lump sum salary continuation payment to be made under subparagraph (i) of the “Post-Retirement Benefits” paragraph of this Agreement and all other Additional Benefits that we have agreed to provide you (except for $500 of such payments and benefits, which you shall in all cases be entitled to retain), are expressly conditioned upon your fulfillment of your promises herein, and you agree, to the extent permitted or required by law, immediately to return or repay the amounts of such benefits you have received from us, upon your filing or asserting any Claim against the Releasees (other than claims for breach of this Agreement) or upon your breach of any other provision of this Agreement, excluding any breach of the obligations set forth in the Post-Retirement Cooperation section of this Agreement; provided that if you breach the “Noncompetition”, “Non-Solicitation of Customers” and “Non-Solicitation of Employees” paragraphs of this Agreement, you will not be required to return or repay any such amounts unless you fail to cure the breach within ten days after receiving notice of the breach from the Company. For purposes of this paragraph only, the filing of an Age Discrimination in Employment Act charge or lawsuit will not be considered a breach of this Agreement; provided, however, that the severance benefits paid to you under this Agreement may serve as restitution, recoupment and/or set-off in the event you prevail on the merits of such claim.

Company Release. The Company hereby releases and discharges you from any and all claims, liabilities, agreements, damages, losses or expenses, of any nature whatsoever (hereinafter “Company Claim or “Company Claims”), which it has, may have had, or may later claim to have had against you for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort, contract or by statute) resulting from, or arising in connection with, your employment with the Company prior to the date the Company executes this Agreement; provided that the foregoing release shall not (i)  apply to the Company’s rights to reimbursement of any outstanding expense advances or return or payment for Company property for which you are custodian, or to ordinary course withholdings and deductions from amounts payable to you, (ii) affect the Company’s rights to enforce this Agreement or any agreement or document executed in connection herewith, or any Company Claims that may arise after the date you sign it below, or (iii) release any Company Claim of which neither the Company’s Chief Executive Officer nor its General Counsel has actual knowledge on the date the Company executes and delivers this Agreement.

Waiver/Remedies. Except as expressly limited herein, both parties reserve all rights and remedies available to them in the event of a breach of any provision of this Agreement by the other party. You acknowledge that if you breach or threaten to breach your covenants and agreements in this Agreement, then your actions may cause irreparable harm and damage to the Company which could not be adequately compensated in monetary damages. Accordingly, if you breach or threaten to breach this Agreement, then the Company will be entitled to injunctive or other equitable relief, in addition to any other rights or remedies of the Company under this Agreement or otherwise. No failure on the part of either party hereto to exercise, and no delay by either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by either party preclude any other or further exercise thereof or the exercise by such party of any other right, power or remedy. No express waiver or assent by either party of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term of condition hereof.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. You hereby consent to the exclusive jurisdiction of the Superior Court of Fulton County, Georgia and the U.S. District Court in Atlanta, Georgia, and hereby waive any objection you might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission, (ii) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

To the Company:

Equifax Inc.
1550 Peachtree Street Atlanta, Georgia 30309
Fax No.: (404) 885-8766 Attn: Chief Executive Officer

Equifax Inc.
1550 Peachtree Street Atlanta, Georgia 30309
Fax No. (404) 885-8988 Attn: General Counsel

To you:

Donald T. Heroman
[Residential Address]

You shall be responsible for providing the Company with your current address from time to time. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Non-Admission. This Agreement shall not in any way be construed as an admission by the Company or by any person that it or he has acted wrongfully with respect to you or any other person, or that you have any claim or cause of action whatsoever against the Company or any person.

Severability. The provisions of this Agreement are severable, and if any term of this Agreement not essential to its purpose is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall continue in full force and effect. If any covenant in this Agreement, including, without limitation, the covenants in the “Nondisparagement”, “Noncompetition”, “Non-Solicitation of Customers” and “Non-Solicitation of Employees” paragraphs, is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy will be effective, binding and enforceable against you.

Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, the Company advised you to consult with an attorney before you agreed to the terms set forth herein. You have twenty-one (21) days from the date you receive this Agreement within which to consider it, and you may take as much of that time as you wish before signing. If you decide to accept the benefits offered herein, you must sign this Agreement on or before the expiration of the 21-day period and return it promptly to the Company. If you do not wish to accept the terms of this Agreement, you do not have to do anything.

Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the 7-day revocation period. If you decide to revoke this Agreement, you must deliver to the Company’s General Counsel a signed notice of revocation on or before the last day of this 7-day period. Upon delivery of a timely notice of revocation by you, this Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

Effective Date. This Agreement shall become effective at midnight on the seventh day (the “Effective Date”) after you execute it below; unless it is earlier revoked by you pursuant to the provisions set forth in the “Revocation Rights” paragraph of this Agreement.

Entire Agreement. This Agreement supersedes all other prior discussions and agreements with respect to the matters covered hereby and, except as otherwise expressly provided in this Agreement, contains the sole and entire agreement between the parties relating to the subject matter hereof. In the event of any inconsistency between this Agreement and the terms and conditions of the Confidentiality Agreement or any other agreement that is not superseded by this Agreement, this Agreement shall be deemed to amend such terms and conditions and shall control. On the Effective Date of this Agreement, your Change-in-Control agreement with the Company shall terminate.

Acknowledgments. If the terms of this Agreement correctly set forth our agreement, please so indicate by signing in the appropriate space below and initialing each page. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you were afforded a reasonable period of at least twenty-one (21) days to review this Agreement and to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

Sincerely,

EQUIFAX INC.

By:

Kent E. Mast
Corporate Vice President and General Counsel

I have carefully read the above Retirement Agreement and General Release of Claims, understand the meaning and intent thereof, and voluntarily agree to its terms this 5th day of October, 2006.

Donald T. Heroman

I acknowledge that I first received this Retirement Agreement and General Release of Claims on the 3rd day of October, 2006.

Donald T. Heroman

EXHIBIT A

You acknowledge that during the twelve-month period before the Retirement Date, you provided Services for or on behalf of the Company in the following countries (the “Territory”):

United States of America
Canada
Brazil
Chile
Argentina
Uruguay
Peru
United Kingdom
Spain
Portugal